Exhibit 99.1
NEWS RELEASE

CONTACTS
Media Mike McGrew: 773-251-4934 Amy Martin: 585-678-7141	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
Fiscal 2017 Results and Fiscal 2018 Outlook

•	Achieves fiscal 2017 reported basis EPS of $7.52 and record comparable basis EPS of $6.76

•	Generates record $1.7 billion of operating cash flow and $789 million of free cash flow for fiscal 2017

•	Provides fiscal 2018 outlook; expects reported basis EPS of $7.65 - $7.95 and comparable basis EPS of $7.70 - $8.00

•	Projects operating cash flow target of approximately $2.0 billion, total capital expenditure estimate of $1.175 - $1.275 billion and free cash flow of $725 - $825 million for fiscal 2018

•	Completes expansion to 25 million hectoliters ahead of schedule at Nava Brewery

•	Declares quarterly dividend of $0.52 per share Class A and $0.47 per share Class B common stock, an increase of approximately 30%

•	Repurchases approximately 7.4 million shares of common stock for $1.1 billion during fiscal 2017 at an average price of $151.57 per share

Fiscal 2017 Financial Highlights*
(in millions, except per share data)
	Reported	% Change	Comparable	% Change
Net sales	$7,332	12%	$7,332	12%

Operating income	$2,399	36%	$2,195	18%

Operating margin	32.7%	+570 bps	29.9%	+140 bps

Earnings before interest and taxes (EBIT)	NA	NA	$2,224	18%

Net income attributable to CBI	$1,535	46%	$1,381	25%

Diluted net income per share attributable to CBI (EPS)	$7.52	45%	$6.76	24%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable

VICTOR, N.Y., April 6, 2017 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its fiscal 2017 results.

“Fiscal 2017 has been a year marked by operational excellence and record financial performance,” said Rob Sands, president and chief executive officer, Constellation Brands. “We look forward to building on these results to achieve comparable EPS growth that exceeds our target of at least 10% for fiscal 2018, as we continue to build shareholder value,” said Sands.
Fiscal 2017 Net Sales Commentary
For the year, the company generated consolidated net sales growth of 12 percent. This reflects organic net sales growth on a constant currency basis of nine percent.
Net sales for the beer business increased 17 percent. This was due to a 13 percent increase in organic net sales driven primarily by volume growth and favorable pricing, and the acquisition benefit from Ballast Point.
“Our beer business continues to be a powerhouse for growth. We exceeded our profit and margin goals for the year,” said Sands. “These excellent results were driven by solid performance for every brand in our portfolio, which resulted in Constellation being the #1 growth contributor to the U.S. beer industry for the year. In addition, our portfolio posted industry-leading depletion growth in the 9 to10 percent range for the first calendar quarter of 2017 after a challenging December for the U.S. beer industry,” said Sands.
Wine and spirits net sales increased six percent. This reflects a four percent increase in organic net sales on a constant currency basis driven primarily by volume growth and favorable mix, and the acquisition benefit primarily from Meiomi and Prisoner. These benefits were partially offset by the divestiture of the Canadian wine business.
“Our wine and spirits business achieved strong earnings growth and margin expansion driven by our fast-growing, high-margin Focus Brands, which collectively delivered depletion growth of nine percent for the year. We continue to gain distribution for our newly acquired High West whiskey brands, as well as the Prisoner and Charles Smith wine brands, all of which posted strong, double-digit depletion growth for the year,” said Sands.
Fiscal 2017 Operating Income and Net Income Commentary
For the year, consolidated reported and comparable basis operating income increased 36 percent and 18 percent, respectively.
For the year, comparable adjustments affecting operating income totaled a net gain of $204 million as compared to a net loss of $101 million for the same period last year.
Beer operating income increased 21 percent primarily due to organic volume growth and favorable pricing, partially offset by higher marketing investment. The 10 percent increase in wine and spirits operating income primarily reflects the acquisition benefit from Meiomi and Prisoner, and organic volume growth and favorable mix, partially offset by higher investment in SG&A and marketing.
Interest expense for the year totaled $333 million, an increase of six percent. The increase was due to higher average borrowings, partially offset by lower average interest rates.
The reported basis effective tax rate for fiscal 2017 was 26.5 percent compared to 29.3 percent for fiscal 2016. The comparable basis effective tax rate for fiscal 2017 was 26.8 percent compared to 29.6 percent for fiscal 2016. During third quarter fiscal 2017, the company determined that a portion of the earnings of certain foreign subsidiaries would be indefinitely reinvested (APB 23). This assertion allows the company to record income taxes on certain foreign earnings using the applicable foreign jurisdiction tax rates, rather than the higher U.S. tax rate. For fiscal 2017, the effective tax rate on a reported basis also reflects a tax benefit from the sale of the Canadian wine business.
Operating Cash Flow and Free Cash Flow Commentary
Operating cash flow for fiscal 2017 totaled $1.7 billion, an increase of 20 percent. Free cash flow for fiscal 2017 totaled $789 million compared to $522 million for the prior year. This primarily reflects higher operating cash flow driven by growth in both the beer business and the wine and spirits business.
“Our strong financial results and record operating cash flow in fiscal 2017 created flexibility that enabled a dividend increase, significant share repurchases, value-creating acquisitions and continued investments to support the ongoing growth of our business throughout the year. Given this momentum, we are significantly increasing our dividend for the coming year and we are expecting to generate approximately $2.0 billion in operating cash flow for fiscal 2018,” said David Klein, executive vice president and chief financial officer, Constellation Brands. “I am also pleased that we have completed the next phase of our expansion project to 25 million hectoliters ahead of schedule at our Nava brewery in Mexico,” said Klein.
Canadian Wine Business Divestiture
The company completed the sale of its Canadian wine business to Ontario Teachers’ Pension Plan on December 17, 2016. The transaction was valued at C$1.03 billion ($775 million) and the company received cash proceeds, net of outstanding debt and direct costs to sell, of $575 million, subject to post-closing adjustments. The company received the proceeds from the outstanding debt prior to the sale. The company recorded a net gain on the sale of the business of $262 million during fourth quarter fiscal 2017 and after-tax proceeds are expected to approximate $495 million.
For fiscal 2017, through the date of divestiture, net sales and operating income that will no longer be part of the wine and spirits segment results after the sale of the Canadian wine business totaled $311 million and $50 million, respectively. For fiscal 2016, net sales and operating income for the divested business totaled $365 million and $63 million, respectively.

Fourth Quarter Fiscal 2017 Financial Highlights*
(in millions, except per share data)
	Reported	% Change	Comparable	% Change
Net sales	$1,628	5%	$1,628	5%

Operating income	$702	71%	$495	14%

Operating margin	43.1%	NM	30.4%	+220 bps

EBIT	NA	NA	$496	15%

Net income attributable to CBI	$452	86%	$296	22%

EPS	$2.26	90%	$1.48	24%

NM=Not Meaningful

Fourth Quarter Fiscal 2017 Net Sales Commentary
For the quarter, the company generated consolidated net sales growth of five percent. This reflects organic net sales growth on a constant currency basis of seven percent.
Net sales for beer increased 11 percent. This was due to a 10 percent increase in organic net sales driven primarily by volume growth and favorable pricing.
Wine and spirits net sales were flat. This reflects a four percent increase in organic net sales and the acquisition benefit from Prisoner, Charles Smith and High West, offset by the divestiture of the Canadian wine business.
Fourth Quarter Fiscal 2017 Operating Income and Net Income Commentary
For the quarter, consolidated reported and comparable basis operating income increased 71 percent and 14 percent, respectively.
For the quarter, comparable adjustments affecting operating income totaled a net gain of $207.0 million as compared to a net loss of $24 million for the same period last year.
Beer operating income increased 21 percent primarily due to organic volume growth, favorable pricing and lower cost of product sold, partially offset by higher marketing spend. The six percent increase in wine and spirits operating income primarily reflects organic volume growth and the acquisition benefit from Prisoner, Charles Smith and High West, partially offset by higher investment in SG&A and marketing.
Interest expense for fourth quarter fiscal 2017 totaled $77 million, a decrease of eight percent. The decrease was due to lower average interest rates, partially offset by higher average borrowings.
The reported basis effective tax rate for fourth quarter fiscal 2017 was 26.0 percent versus 30.0 percent for the prior year fourth quarter. The comparable basis effective tax rate for fourth quarter fiscal 2017 was 26.9 percent. This compares to a 29.8 percent tax rate for the prior year. The fourth quarter fiscal 2017 effective tax rates reflect the benefit of APB 23. In addition, the reported basis effective tax rate includes a tax benefit from the sale of the Canadian wine business.
Quarterly Dividend and Share Repurchases
On April 5, 2017, Constellation’s board of directors declared a quarterly cash dividend of $0.52 per share of Class A Common Stock and $0.47 per share of Class B Common Stock, payable on May 24, 2017, to stockholders of record as of the close of business on May 10, 2017. This represents an increase of approximately 30 percent in the dividend rate per share for both the Class A and Class B Common Stock.
During fiscal 2017, the company repurchased approximately 7.4 million shares of common stock for $1.1 billion, including approximately 5 million shares of common stock for $750 million during fourth quarter fiscal 2017.

Outlook
The table below sets forth management’s current EPS expectations for fiscal 2018 compared to fiscal 2017 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY18 Estimate	FY17 Actual	FY18 Estimate	FY17 Actual
Fiscal Year Ending Feb. 28	$7.65 - $7.95	$7.52	$7.70 - $8.00	$6.76
For fiscal 2018, the beer business is targeting net sales growth in the range of 9 - 11 percent and operating income growth in the range of 11 - 13 percent.
For the wine and spirits business, the company expects net sales to decrease in the range of 4 - 6 percent and operating income to be flat. These projections include the estimated impact of the December 2016 divestiture of the Canadian wine business and the estimated incremental benefits from High West, Charles Smith and Prisoner acquisitions. Excluding the $311 million of net sales and $50 million of operating income from the fiscal 2017 wine and spirits segment results related to the Canadian wine business divestiture, the company expects net sales growth of 4 - 6 percent and operating income growth of 5 - 7 percent for fiscal 2018.
Full-year fiscal 2018 guidance also includes the following current assumptions:

•	Interest expense: approximately $340 - $350 million

•	Tax rate: approximately 22 percent

•	Weighted average diluted shares outstanding: approximately 201 million

•	Operating cash flow: approximately $1.9 - $2.1 billion

•	Capital expenditures: approximately $1.175 - $1.275 billion, including approximately $1.0 billion targeted for Mexico beer operations expansion activities

•	Free cash flow: approximately $725 - $825 million
Conference Call
A conference call to discuss fourth quarter and full year fiscal 2017 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer David Klein on Thursday, April 6, 2017 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments), and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.
Explanations
Reported basis (“reported”) operating income, effective tax rate, net income and EPS are as reported under generally accepted accounting principles. Operating income, effective tax rate, net income and EPS on a comparable basis (“comparable”), exclude items that affect comparability (“comparable adjustments”), as they are not reflective of core operations of the segments. The company’s measure of segment profitability excludes comparable adjustments, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT and free cash flow.

Supplemental Information
Financial statements, as well as supplemental schedules and tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
In addition to our strong financial performance, the past year was marked by an impressive list of awards and recognitions. A listing of those achievements is attached to and is part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, about 40 facilities and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.
Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, expected effective tax rate, estimated diluted EPS, expected cash flow, future payments of dividends, prospects, plans and objectives of management, including the duration of reinvestment of earnings of certain foreign subsidiaries, manner and timing of share repurchases, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business May 31, 2017, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•
beer operations expansion activities, including construction, expansion and optimization activities at our Mexican breweries and joint venture glass plant, take place with expected scope, on expected terms and timetables, and with receipt of any necessary permits and regulatory approvals;

•	accuracy of supply projections, including those relating to construction, expansion and optimization of our Mexican breweries and joint venture glass plant, and glass sourcing;

•	timeframe and actual costs associated with beer supply; construction, expansion and optimization activities at our Mexican breweries and joint venture glass plant; and glass sourcing may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	net sales, operating income, operating cash flow, free cash flow, effective tax rate and capital expenditures to support long-term growth may vary from management’s current estimates;

•	timing and volume amount of product shipments to wholesalers may vary from current expectations due to actual consumer demand;

•
accuracy of projections associated with the acquisitions of the Meiomi wine brand, Ballast Point, The Prisoner Wine Company brand portfolio, High West, the Charles Smith Wine Collection, and the Obregon brewery, and the projections associated with the sale of the Canadian wine business;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount, timing and source of funds of any additional share repurchases;

•	amount and timing of future dividends are subject to the determination and discretion of the Board of Directors;

•
ability to use cash flow to fund dividends and acquisitions could be affected by unanticipated increases in net total debt, inability to generate cash flow at the levels anticipated, and failure to generate expected earnings;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political, domestic, international and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•
changes to international trade agreements and tariffs, accounting standards and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2016, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions) (unaudited)

	February 28, 2017	February 29, 2016
Assets

Current assets:
Cash and cash equivalents	$177.4	$83.1
Accounts receivable	737.0	732.5
Inventories	1,955.1	1,851.6
Prepaid expenses and other	360.5	310.4

Total current assets	3,230.0	2,977.6

Property, plant and equipment	3,932.8	3,333.4
Goodwill	7,920.5	7,138.6
Intangible assets	3,377.7	3,403.8
Other assets	141.4	111.6

Total assets	$18,602.4	$16,965.0

Liabilities and stockholders’ equity

Current liabilities:
Notes payable to banks	$606.5	$408.3
Current maturities of long-term debt	910.9	856.7
Accounts payable	559.8	429.3
Accrued excise taxes	44.6	33.6
Other accrued expenses and liabilities	575.8	544.4

Total current liabilities	2,697.6	2,272.3

Long-term debt, less current maturities	7,720.7	6,816.2
Deferred income taxes	1,133.6	1,022.2
Other liabilities	165.7	162.5

Total liabilities	11,717.6	10,273.2

CBI stockholders’ equity	6,891.2	6,559.6
Noncontrolling interests	(6.4)	132.2

Total stockholders’ equity	6,884.8	6,691.8

Total liabilities and stockholders’ equity	$18,602.4	$16,965.0

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data) (unaudited)

	Three Months Ended		Years Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Sales	$1,793.1	$1,700.5	$8,061.6	$7,223.8
Excise taxes	(165.1)	(157.3)	(730.1)	(675.4)
Net sales	1,628.0	1,543.2	7,331.5	6,548.4

Cost of product sold	(840.3)	(847.1)	(3,802.1)	(3,606.1)
Gross profit	787.7	696.1	3,529.4	2,942.3

Selling, general and administrative expenses	(348.3)	(285.0)	(1,392.4)	(1,177.2)
Gain on sale of business	262.4	—	262.4	—
Operating income	701.8	411.1	2,399.4	1,765.1

Earnings (losses) from unconsolidated investments	(0.9)	22.6	27.3	51.1
Interest expense	(77.0)	(83.5)	(333.3)	(313.9)
Loss on write-off of debt issuance costs	—	—	—	(1.1)
Income before income taxes	623.9	350.2	2,093.4	1,501.2

Provision for income taxes	(162.0)	(104.9)	(554.2)	(440.6)
Net income	461.9	245.3	1,539.2	1,060.6
Net income attributable to noncontrolling interests	(9.9)	(1.9)	(4.1)	(5.7)
Net income attributable to CBI	$452.0	$243.4	$1,535.1	$1,054.9

Net income per common share attributable to CBI:
Basic – Class A Common Stock	$2.34	$1.23	$7.79	$5.42
Basic – Class B Convertible Common Stock	$2.12	$1.12	$7.07	$4.92

Diluted – Class A Common Stock	$2.26	$1.19	$7.52	$5.18
Diluted – Class B Convertible Common Stock	$2.09	$1.10	$6.93	$4.79

Weighted average common shares outstanding:
Basic – Class A Common Stock	172.155	176.024	175.934	173.383
Basic – Class B Convertible Common Stock	23.353	23.353	23.353	23.363

Diluted – Class A Common Stock	199.868	205.191	204.099	203.821
Diluted – Class B Convertible Common Stock	23.353	23.353	23.353	23.363

Cash dividends declared per common share:
Class A Common Stock	$0.40	$0.31	$1.60	$1.24
Class B Convertible Common Stock	$0.36	$0.28	$1.44	$1.12

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions) (unaudited)

	Years Ended
	February 28, 2017	February 29, 2016
Cash flows from operating activities
Net income	$1,539.2	$1,060.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	237.5	180.3
Deferred tax provision	128.7	251.0
Amortization and impairment of intangible assets	56.4	40.7
Stock-based compensation	56.1	54.0
Amortization of debt issuance costs	12.7	12.0
Gain on sale of business	(262.4)	—
Change in operating assets and liabilities, net of effects from purchases of businesses:
Accounts receivable	(49.4)	(129.8)
Inventories	(151.0)	10.1
Prepaid expenses and other current assets	(71.6)	45.9
Accounts payable	115.9	24.7
Accrued excise taxes	16.2	5.1
Other accrued expenses and liabilities	106.0	(116.8)
Other	(38.3)	(24.1)
Total adjustments	156.8	353.1
Net cash provided by operating activities	1,696.0	1,413.7

Cash flows from investing activities
Purchases of businesses, net of cash acquired	(1,111.0)	(1,316.4)
Purchases of property, plant and equipment	(907.4)	(891.3)
Proceeds from sale of business	575.3	—
Other investing activities	(18.7)	0.3
Net cash used in investing activities	(1,461.8)	(2,207.4)

Cash flows from financing activities
Purchases of treasury stock	(1,122.7)	(33.8)
Principal payments of long-term debt	(971.8)	(208.7)
Dividends paid	(315.1)	(241.6)
Payments of minimum tax withholdings on stock-based payment awards	(64.9)	(38.6)
Payments of debt issuance and other financing costs	(14.1)	(13.3)
Proceeds from issuance of long-term debt	1,965.6	610.0
Net proceeds from notes payable	197.1	360.6
Excess tax benefits from stock-based payment awards	131.4	203.4
Proceeds from shares issued under equity compensation plans	59.7	113.0
Proceeds from noncontrolling interests	—	25.0
Net cash provided by (used in) financing activities	(134.8)	776.0

Effect of exchange rate changes on cash and cash equivalents	(5.1)	(9.3)

Net increase (decrease) in cash and cash equivalents	94.3	(27.0)
Cash and cash equivalents, beginning of year	83.1	110.1
Cash and cash equivalents, end of year	$177.4	$83.1

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)
(unaudited)

For periods of acquisition, we define organic net sales as current period reported net sales less net sales of products of acquired businesses reported for the current period, as appropriate. For periods of divestiture, we define organic net sales as prior period reported net sales less net sales of products of divested businesses reported for the prior period, as appropriate. We provide organic net sales and percentage change in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) because we use this information in monitoring and evaluating the underlying business trends of our core operations. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.
Acquisitions impacting the periods below consist of Meiomi (acquired August 3, 2015); Ballast Point (acquired December 16, 2015); Prisoner (acquired April 29, 2016); and High West (acquired October 14, 2016) and Charles Smith (acquired October 19, 2016), collectively, the October Wine and Spirits Acquisitions. The divestiture impacting the periods below consists of the Canadian Divestiture (sold December 17, 2016).

	Three Months Ended				Constant Currency Percent Change (1)	Years Ended				Constant Currency Percent Change (1)
	February 28, 2017	February 29, 2016	Percent Change	Currency Impact		February 28, 2017	February 29, 2016	Percent Change	Currency Impact
Consolidated net sales	$1,628.0	$1,543.2	5%	—%	5%	$7,331.5	$6,548.4	12%	—%	12%
Less: Meiomi (2)	—	—				(52.5)	—
Less: Ballast Point (3)	(4.7)	—				(124.9)	—
Less: Prisoner (4)	(13.5)	—				(47.3)	—
Less: October Wine and Spirits Acquisitions (5)	(18.8)	—				(24.2)	—
Less: Canadian Divestiture (6)	—	(62.6)				—	(62.6)
Consolidated organic net sales	$1,591.0	$1,480.6	7%	—%	7%	$7,082.6	$6,485.8	9%	—%	9%

Beer net sales	$891.2	$806.0	11%	—%	11%	$4,229.3	$3,622.6	17%	—%	17%
Less: Ballast Point (3)	(4.7)	—				(124.9)	—
Beer organic net sales	$886.5	$806.0	10%	—%	10%	$4,104.4	$3,622.6	13%	—%	13%

Wine and Spirits net sales	$736.8	$737.2	—%	—%	—%	$3,102.2	$2,925.8	6%	—%	6%
Less: Meiomi (2)	—	—				(52.5)	—
Less: Prisoner (4)	(13.5)	—				(47.3)	—
Less: October Wine and Spirits Acquisitions (5)	(18.8)	—				(24.2)	—
Less: Canadian Divestiture (6)	—	(62.6)				—	(62.6)
Wine and Spirits organic net sales	$704.5	$674.6	4%	—%	4%	$2,978.2	$2,863.2	4%	—%	4%

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2016, through August 2, 2016, included in the year ended February 28, 2017.

(3)	For the periods December 1, 2016, through December 15, 2016, and March 1, 2016, through December 15, 2016, included in the three months and year ended February 28, 2017, respectively.

(4)	For the periods December 1, 2016, through February 28, 2017, and April 29, 2016, through February 28, 2017, included in the three months and year ended February 28, 2017, respectively.

(5)
For the period December 1, 2016, through February 28, 2017, and the applicable periods for October 2016 through February 28, 2017, included in the three months and year ended February 28, 2017, respectively.

(6)	For the period December 17, 2015, through February 29, 2016, included in the three months and year ended February 29, 2016.

Constellation Brands, Inc. and Subsidiaries
SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION
(unaudited)

	Three Months Ended			Years Ended
	February 28, 2017	February 29, 2016	Percent Change	February 28, 2017	February 29, 2016	Percent Change
BEER (1)
(in millions, branded product, 24-pack, 12-ounce case equivalents)
Shipment volume	51.2	47.0	8.9%	246.4	218.0	13.0%
Organic shipment volume (2)	51.1	47.0	8.7%	242.3	218.0	11.1%

Depletion volume (3) (4)			6.2%			10.4%

WINE AND SPIRITS
(in millions, branded product, 9-liter case equivalents)
Shipment volume	16.3	17.1	(4.7%)	69.2	68.2	1.5%
Organic shipment volume (5) (6) (7)	16.1	15.1	6.6%	68.4	66.2	3.3%
U.S. Domestic shipment volume	14.4	13.3	8.3%	55.0	51.9	6.0%
U.S. Domestic organic shipment volume (5) (6)	14.2	13.3	6.8%	54.2	51.9	4.4%
U.S. Domestic Focus Brands shipment volume (8)	8.6	7.6	13.2%	32.0	28.4	12.7%
U.S. Domestic organic Focus Brands shipment volume (5) (8)	8.5	7.6	11.8%	31.4	28.4	10.6%

U.S. Domestic depletion volume (3) (9) (10)			0.5%			2.9%
U.S. Domestic Focus Brands depletion volume (3) (8) (9)			6.9%			8.9%

(1)
Previously reported Beer shipment and depletion volumes were restated in the fourth quarter of fiscal 2017 for an immaterial error associated with the conversion of 7-ounce Coronita case equivalents to 12-ounce case equivalents.

(2)
Includes an adjustment to remove Ballast Point shipment volumes for the periods December 1, 2016, through December 15, 2016, and March 1, 2016, through December 15, 2016, for the three months and year ended February 28, 2017, respectively.

(3)	Depletions represent distributor shipments of our respective branded products to retail customers, based on third-party data.

(4)
Includes depletion of Ballast Point products for the prior comparable periods of December 1, 2015, through December 15, 2015, and March 1, 2015, through December 15, 2015, for the three months and year ended February 29, 2016, respectively.

(5)	Includes an adjustment to remove:

•	Meiomi shipment volumes for the period March 1, 2016, through August 2, 2016, for the year ended February 28, 2017; and

•
Prisoner shipment volumes for the periods December 1, 2016, through February 28, 2017, and April 29, 2016, through February 28, 2017, for the three months and year ended February 28, 2017, respectively.

(6)
Includes an adjustment to remove High West and Charles Smith shipment volumes for the period December 1, 2016, through February 28, 2017, and the applicable periods for October 2016 through February 28, 2017, for the three months and year ended February 28, 2017, respectively.

(7)
Includes an adjustment to remove shipment volumes associated with the business sold in connection with the Canadian Divestiture for the period December 17, 2015, through February 29, 2016, for the three months and year ended February 29, 2016.

(8)
U.S. Domestic Focus Brands include the following brands:  Black Box, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Meiomi, Mount Veeder, Nobilo, Robert Mondavi, Ruffino, Saved, Simi, SVEDKA Vodka, The Dreaming Tree, The Prisoner Brands and Wild Horse.

(9)	Includes depletion of:

•	Meiomi products for the prior comparable period of March 1, 2015, through August 2, 2015, for the year ended February 29, 2016; and

•
Prisoner products for the prior comparable periods of December 1, 2015, through February 29, 2016, and April 29, 2015, through February 29, 2016, for the three months and year ended February 29, 2016, respectively.

(10)
Includes depletion of High West and Charles Smith products for the prior comparable period of December 1, 2015, through February 29, 2016, and the applicable prior comparable periods for October 2015 through February 29, 2016, for the three months and year ended February 29, 2016, respectively.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EARNINGS FROM UNCONSOLIDATED INVESTMENTS INFORMATION (in millions) (unaudited)

	Three Months Ended			Years Ended
	February 28, 2017	February 29, 2016	Percent Change	February 28, 2017	February 29, 2016	Percent Change
Beer
Segment net sales	$891.2	$806.0	11%	$4,229.3	$3,622.6	17%
Segment gross profit	$464.2	$401.7	16%	$2,151.3	$1,776.0	21%
% Net sales	52.1%	49.8%		50.9%	49.0%
Segment operating income	$338.7	$280.1	21%	$1,534.4	$1,264.1	21%
% Net sales	38.0%	34.8%		36.3%	34.9%

Wine and Spirits
Wine net sales	$636.5	$659.9	(4%)	$2,739.3	$2,591.4	6%
Spirits net sales	100.3	77.3	30%	362.9	334.4	9%
Segment net sales	$736.8	$737.2	—%	$3,102.2	$2,925.8	6%
Segment gross profit	$322.2	$313.9	3%	$1,360.7	$1,235.0	10%
% Net sales	43.7%	42.6%		43.9%	42.2%
Segment operating income	$196.1	$184.2	6%	$800.8	$727.0	10%
% Net sales	26.6%	25.0%		25.8%	24.8%
Segment earnings (losses) from unconsolidated investments	$0.8	$(1.9)	NM	$29.2	$26.6	10%

Corporate Operations and Other
Segment operating loss	$(40.0)	$(29.6)	35%	$(139.9)	$(125.5)	11%
Segment losses from unconsolidated investments	$—	$—	NA	$(0.2)	$—	NA

Consolidated operating income	$701.8	$411.1		$2,399.4	$1,765.1
Comparable Adjustments	(207.0)	23.6		(204.1)	100.5
Comparable operating income	$494.8	$434.7		$2,195.3	$1,865.6

Consolidated earnings (losses) from unconsolidated investments	$(0.9)	$22.6		$27.3	$51.1
Comparable Adjustments	1.7	(24.5)		1.7	(24.5)
Comparable earnings (losses) from unconsolidated investments	$0.8	$(1.9)		$29.0	$26.6

Consolidated EBIT	$495.6	$432.8		$2,224.3	$1,892.2

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)
(unaudited)

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because we use this information in evaluating the results of our core operations and/or internal goal setting. In addition, we believe this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the periods presented. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP. Please refer to our website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended February 28, 2017			Three Months Ended February 29, 2016			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$1,628.0		$1,628.0	$1,543.2		$1,543.2	5%	5%
Cost of product sold	(840.3)	$(1.3)		(847.1)	$19.5
Gross profit	787.7	(1.3)	$786.4	696.1	19.5	$715.6	13%	10%
Selling, general and administrative expenses	(348.3)	56.7		(285.0)	4.1
Gain on sale of business	262.4	(262.4)		—
Operating income	701.8	(207.0)	$494.8	411.1	23.6	$434.7	71%	14%
Earnings (losses) from unconsolidated investments	(0.9)	1.7		22.6	(24.5)
EBIT			$495.6			$432.8	NA	15%
Interest expense	(77.0)			(83.5)
Income before income taxes	623.9	(205.3)	$418.6	350.2	(0.9)	$349.3	78%	20%
Provision for income taxes	(162.0)	49.3		(104.9)	0.9
Net income	461.9	(156.0)		245.3	—
Net income attributable to noncontrolling interests	(9.9)			(1.9)
Net income attributable to CBI	$452.0	$(156.0)	$296.0	$243.4	$—	$243.4	86%	22%

EPS (1)	$2.26	$(0.78)	$1.48	$1.19	$—	$1.19	90%	24%

Weighted average common shares outstanding – diluted	199.868		199.868	205.191		205.191

Gross margin	48.4%		48.3%	45.1%		46.4%
Operating margin	43.1%		30.4%	26.6%		28.2%
Effective tax rate	26.0%		26.9%	30.0%		29.8%

	Three Months Ended February 28, 2017			Three Months Ended February 29, 2016
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (2)	Other (3)	Total	Acquisitions, Divestitures and Related Costs (2)	Restructuring and Related Charges	Other (3)	Total
Cost of product sold	$(3.7)	$5.0	$1.3	$(15.0)	$—	$(4.5)	$(19.5)
Selling, general and administrative expenses	$(19.1)	$(37.6)	$(56.7)	$(2.7)	$(1.4)	$—	$(4.1)
Gain on sale of business	$262.4	$—	$262.4	$—	$—	$—	$—
Operating income (loss)	$239.6	$(32.6)	$207.0	$(17.7)	$(1.4)	$(4.5)	$(23.6)
Earnings (losses) from unconsolidated investments	$—	$(1.7)	$(1.7)	$—	$—	$24.5	$24.5
(Provision for) benefit from income taxes	$(62.2)	$12.9	$(49.3)	$6.1	$0.5	$(7.5)	$(0.9)
Net income (loss) attributable to CBI	$177.4	$(21.4)	$156.0	$(11.6)	$(0.9)	$12.5	$—

EPS (1)	$0.89	$(0.11)	$0.78	$(0.06)	$—	$0.06	$—

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended February 28, 2017, acquisitions, divestitures and related costs consist of a net gain recognized in connection with the Canadian Divestiture and related activities, partially offset by transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Charles Smith, the June 2013 beer business and Prisoner. For the three months ended February 29, 2016, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the June 2013 beer business and December 2014 glass production plant acquisitions, and Meiomi.

(3)
For the three months ended February 28, 2017, other consists primarily of impairment of certain intangible assets. For the three months ended February 29, 2016, other consists of dividend income from a retained interest in a previously divested business, partially offset by a net loss from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)
(unaudited)

	Year Ended February 28, 2017			Year Ended February 29, 2016			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Comparable Adjustments	Comparable Basis (Non-GAAP)
Net sales	$7,331.5		$7,331.5	$6,548.4		$6,548.4	12%	12%
Cost of product sold	(3,802.1)	$(17.4)		(3,606.1)	$68.7
Gross profit	3,529.4	(17.4)	$3,512.0	2,942.3	68.7	$3,011.0	20%	17%
Selling, general and administrative expenses	(1,392.4)	75.7		(1,177.2)	31.8
Gain on sale of business	262.4	(262.4)		—
Operating income	2,399.4	(204.1)	$2,195.3	1,765.1	100.5	$1,865.6	36%	18%
Earnings from unconsolidated investments	27.3	1.7		51.1	(24.5)
EBIT			$2,224.3			$1,892.2	NA	18%
Interest expense	(333.3)			(313.9)
Loss on write-off of debt issuance costs	—			(1.1)	1.1
Income before income taxes	2,093.4	(202.4)	$1,891.0	1,501.2	77.1	$1,578.3	39%	20%
Provision for income taxes	(554.2)	48.0		(440.6)	(25.8)
Net income	1,539.2	(154.4)		1,060.6	51.3
Net income attributable to noncontrolling interests	(4.1)			(5.7)	0.3
Net income attributable to CBI	$1,535.1	$(154.4)	$1,380.7	$1,054.9	$51.6	$1,106.5	46%	25%

EPS (1)	$7.52	$(0.76)	$6.76	$5.18	$0.25	$5.43	45%	24%

Weighted average common shares outstanding – diluted	204.099		204.099	203.821		203.821

Gross margin	48.1%		47.9%	44.9%		46.0%
Operating margin	32.7%		29.9%	27.0%		28.5%
Effective tax rate	26.5%		26.8%	29.3%		29.6%

	Year Ended February 28, 2017				Year Ended February 29, 2016
Comparable Adjustments	Acquisitions, Divestitures and Related Costs (4)	Restructuring and Related Charges (5)	Other (6)	Total	Acquisitions, Divestitures and Related Costs (4)	Restructuring and Related Charges (5)	Other (6)	Total
Cost of product sold	$(22.3)	$—	$39.7	$17.4	$(50.1)	$—	$(18.6)	$(68.7)
Selling, general and administrative expenses	$(34.6)	$(0.9)	$(40.2)	$(75.7)	$(15.4)	$(16.4)	$—	$(31.8)
Gain on sale of business	$262.4	$—	$—	$262.4	$—	$—	$—	$—
Operating income (loss)	$205.5	$(0.9)	$(0.5)	$204.1	$(65.5)	$(16.4)	$(18.6)	$(100.5)
Earnings (losses) from unconsolidated investments	$—	$—	$(1.7)	$(1.7)	$—	$—	$24.5	$24.5
Loss on write-off of debt issuance costs	$—	$—	$—	$—	$—	$—	$(1.1)	$(1.1)
(Provision for) benefit from income taxes	$(48.9)	$0.3	$0.6	$(48.0)	$21.8	$6.0	$(2.0)	$25.8
Net loss attributable to noncontrolling interests	$—	$—	$—	$—	$(0.3)	$—	$—	$(0.3)
Net income (loss) attributable to CBI	$156.6	$(0.6)	$(1.6)	$154.4	$(44.0)	$(10.4)	$2.8	$(51.6)

EPS (1)	$0.77	$—	$(0.01)	$0.76	$(0.22)	$(0.05)	$0.01	$(0.25)

(4)
For the year ended February 28, 2017, acquisitions, divestitures and related costs consist of a net gain recognized in connection with the Canadian Divestiture and related activities, partially offset by transaction, integration and other acquisition-related costs recognized primarily in connection with the acquisitions of Prisoner, the June 2013 beer business and Meiomi. For the year ended February 29, 2016, acquisitions, divestitures and related costs consist of transaction, integration and other acquisition-related costs recognized primarily in connection with the June 2013 beer business and December 2014 glass production plant acquisitions, and Meiomi.

(5)
For the year ended February 28, 2017, and February 29, 2016, restructuring and related charges consist of costs recognized in connection with the company’s plan initiated in May 2015 to streamline and simplify processes, and shift resources and investment to long-term, profitable growth opportunities across the business (the “Fiscal 2016 Plan”).

(6)
For the year ended February 28, 2017, other consists primarily of a net gain from the mark to fair value of undesignated commodity derivative contracts, partially offset by an impairment of certain intangible assets. For the year ended February 29, 2016, other consists primarily of dividend income from a retained interest in a previously divested business, partially offset by a net loss from the mark to fair value of undesignated commodity derivative contracts.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - EPS AND FREE CASH FLOW
(in millions, except per share data)
(unaudited)

EPS Guidance

	Range for the Year Ending February 28, 2018
Forecasted EPS - reported basis (GAAP)	$7.65	$7.95
Acquisitions, divestitures and related costs (1)	0.05	0.05
Forecasted EPS - comparable basis (Non-GAAP) (2)	$7.70	$8.00

Actual for the Year Ended February 28, 2017
EPS - reported basis (GAAP)	$7.52
Acquisitions, divestitures and related costs (1)	(0.77)
Other (3)	0.01
EPS - comparable basis (Non-GAAP) (2)	$6.76

(1)
Includes an estimated $0.02; $0.01; $0.01 and $0.01 EPS for the year ending February 28, 2018, associated primarily with integration and other acquisition-related costs in connection with the Prisoner acquisition; the beer acquisitions, including the acquisitions of the June 2013 beer business and the Obregon brewery; the Charles Smith acquisition and the High West acquisition, respectively. Includes ($0.88) EPS for the year ended February 28, 2017, associated with a net gain in connection with the Canadian divestiture and related activities, partially offset by $0.03, $0.03, $0.02, $0.01 and $0.01 EPS for the year ended February 28, 2017, associated with transaction, integration and other acquisition-related costs in connection with the acquisitions of Prisoner, the June 2013 beer business, Meiomi, High West and other acquisitions, respectively.

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes ($0.12) EPS for the year ended February 28, 2017, associated with a net gain from the mark to fair value of undesignated commodity derivative contracts, partially offset by $0.12 EPS impairment of certain intangible assets. (2)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2018
Net cash provided by operating activities (GAAP)	$1,900.0	$2,100.0
Purchases of property, plant and equipment	(1,175.0)	(1,275.0)
Free cash flow (Non-GAAP)	$725.0	$825.0
	Actual for the Year Ended February 28, 2017	Actual for the Year Ended February 29, 2016
Net cash provided by operating activities (GAAP)	$1,696.0	$1,413.7
Purchases of property, plant and equipment	(907.4)	(891.3)
Free cash flow (Non-GAAP)	$788.6	$522.4

2016 *awards* AND RECOGNITION

COMPANY AWARDS

Named Beverage Forum Large Company of the Year

Constellation was recognized by The Beverage Forum at their 2016 conference, the only global all-beverage executive conference. The award recognizes organizations that stood out in 2015 and have risen to meet the opportunities and challenges within the beverage space.

Newsweek Green Rankings

Constellation ranked #150 out of 500 U.S. companies, and #19 in the Consumer Staples sector.

Fortune 500®

Constellation Brands was #429 in the *Fortune* 500® ranking of largest companies in the U.S. by revenue.

Fortune "100 Fastest-Growing Companies"

Constellation Brands was ranked #37 on *Fortune*'s "100 Fastest-Growing Companies" list based on the top three-year performers in revenues, profits, and stock returns.

Forbes "World's Most Innovative Companies"

Constellation Brands was #92 in the *Forbes* "World's Most Innovative Companies" ranking based on the potential to generate future profitable growth.

Harvard Business Review "World's Best-Performing CEOs"

President and CEO Rob Sands was recognized by the *Harvard Business Review*'s *(HBR)* top "100 World's Best-Performing CEOs" in 2016. Beyond Constellation's financial wins, HBR ranked environmental, social, and corporate governance successes. Rob ranked #89 on the prestigious list.

BEER DIVISION BRAND AWARDS

24/7 Wall St. "Fastest Growing Beer Brands in America"

Corona Extra, Corona Light, and Modelo Especial took the #10, #8, and #1 spots respectively on the *24/7 Wall St.* list of "America's Fastest Growing Beer Brands."

Corona Extra Named to "Best Global Brands" List by Interbrand

In 2016, Corona Extra was named to Interbrand's top 100 "Best Global Brands" list. The 17th annual report analyzes the value of brands and how they help grow business—from delivering on customer expectations to driving economic value.

Australian International Beer Awards

Ballast Point won the 2016 Champion Large International Brewery Award for brewing excellence at the Australian International Beer Awards.

Ballast Point Beers Win 40 Medals

Ballast Point beers were awarded 40 medals in 2016, including Gold Medals for Grapefruit Sculpin and California Amber at the U.S. Beer Open Championship.

Beverage Information Group's Growth Brand Awards

Fast Track Award: Ballast Point Sculpin

This award recognizes domestic brands that have exceeded 9 million 2.25-gallon cases in 2015, and imported brands/ microbrews that have exceeded 1.5 million cases with double-digit growth over the past four years.

Established Growth Award: Corona Extra, Modelo Especial, Corona Light, Pacifico

Established Growth brands are top-selling beers that have grown moderately or substantially in the past four years and that exceeded 2 million 2.25-gallon cases in 2015.

2016 *awards* AND RECOGNITION

WINE & SPIRITS DIVISION BRAND AWARDS

Kim Crawford Named "New World Winery of the Year" by *Wine Enthusiast* Magazine

For its consistent quality and meteoric rise to the top of the wine charts, *Wine Enthusiast* named Kim Crawford "New World Winery of the Year."

Charles Smith Kung Fu Girl Riesling Named to *Wine Spectator*'s "Top 100 Wines of 2016" List

Kung Fu Girl Riesling made *Wine Spectator*'s Top 100 List for the third year (2014, 2013).

High West Named "Distiller of the Year" by *Whisky Advocate*

For its innovative and delicious whiskeys, for expanding the definition of what it is to be a distiller, and pioneering a successful new paradigm for craft distilling, *Whisky Advocate* named Utah's High West "Distiller of the Year."

Casa Noble Founder Received Maestro Award

Jose "Pepe" Hermosillo was awarded the Maestro Award for Entrepreneurship by *Latino Leaders Magazine*.

Casa Noble Named "Distiller of the Year" at the 2016 International Spirits Challenge

The fastest-growing ultra-premium tequila, Casa Noble, took home the "Distiller of the Year" award at one of the most respected and influential spirits competitions in the world. In addition to this prestigious honor, Casa Noble received gold, silver, and bronze tasting medals in the tequila category.

Ravenswood Named to *Wine & Spirits'* "Top 100 Wineries of 2016"

Ravenswood Winery and Tasting Room was proud to take a spot on *Wine & Spirits'* "Top 100 Wineries of 2016" list. The winning wineries were producers that delivered the best overall performances in the magazine's tastings conducted over 12 months.

Meiomi Pinot Noir Listed #5 on Wine.com's "Top 100 List"

For its consistent profile of supple tannins, silky texture, and well-integrated oak, Meiomi Pinot Noir was #5 on wine.com's 2016 "Top 100 List."

Beverage Information Group's Growth Brand Awards

Established Growth Award: Woodbridge, Ruffino, Mark West, Taylor Dessert, J. Roget, SIMI, SVEDKA

This award recognizes brands that are top sellers, moving a minimum of 400,000 9-liter cases annually. The brand must also have grown in each of the past four years.

Fast Track Award: Black Box, Kim Crawford, Nobilo, Meiomi

This award recognizes brands which have exceeded 100,000 9-liter cases in 2016, with double-digit growth in each of the past four years. The brand must also be at least five years old.

Rising Star Award: The Dreaming Tree, Rosatello, Tom Gore Vineyards

The brand must be less than five years old and have exhibited growth in each year of the brand's lifetime, reaching at least 20,000 9-liter cases in 2016.

SVEDKA Vodka Named #1 Imported Vodka in the U.S. by IMPACT 2016

IMPACT 2016 names SVEDKA Vodka the #1 Imported Vodka in the U.S.

Constellation Brands

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